Exhibit 10.24

This is a translation into English of the original German text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the German text will by law govern.

IMS HOLDINGS GMBH

CONTRACT OF EMPLOYMENT FOR SIGNING MANAGERS

The following contract of employment, valid on and after, is concluded between

IMS HOLDINGS GMBH

and

Mr. José Antonio Hernandez Morales

§1

1.	The working relationship begins on 01. December 2004 or earlier. Mr. Hernandez Morales is active as Vice President of the Central & South Americas Region for Sensus Metering Systems. Company Seniority of Meinecke and Pollux Meter Group is taken into account.

2.	Mr. Hernandez Morales will be authorized to sign for the firm together with a director, another signing manager or an authorized clerk. This authorization is limited according to § 49, sect.2 of HGB commercial code.

3.	Mr. Hernandez Morales will dedicate his entire working power to the company. An occupation for the benefit of a competitive company, a participation in a competitive company, as well as any other professional occupation are excluded by this contract. Any additional occupation for a valuable consideration is not allowed without the consent of the general management.

4.	Nor is Mr. Hernandez Morales allowed to accept a post of honour in the fields of industry and allied trades without prior consent of the general management.

5.	Mr. Hernandez Morales is obliged to strict secrecy on any business affairs of the company towards third parties. This obligation will continue after termination of the contract of employment.

6.	Mr. Hernandez Morales will refrain from any type of publications which may injure the interests of the company. This is applicable, too, for any lecturing activities. In case of uncertainty Mr. Hernandez Morales has to ask for the consent of the general management.

§2

1.	Each of the two parties of this contract may terminate this contract by nine months’ notice to the 30th June or 31st December of the year.

2.	On resigning from the services of the company Mr. Hernandez Morales has to return any publications, documents, records, notes, plans and similar papers, which may still be in his possession, to the company.

§3

Mr. Hernandez Morales will be paid by the company:

•	an annual salary of € 185.000, — in 12 equal rates including holiday pay, Christmas benefit and all social extra pay.

•	Mr. Hernandez is accepted to the management incentive plan and receives with reaching the goal a premium in accordance with the guidelines of the company at a value of 30% of his annual salary.

Consideration for an increase up to € 200.000,— annually will be given based on your performance during the first year.

Mr. Hernandez Morales have the use of a Company paid car at the Group II (Executive level) as set forth in the Sensus Germany Vehicle Policy.

§4

As part of this contract a separate pension contract will be concluded with Mr. Hernandez Morales covering his old-age pension and his dependent’s pension.

§5

Mr. Hernandez Morales will be the beneficiary of an accident insurance effected and paid by the company for him covering the following sums insured:

For the case of death	€72.000,—

For the case of total and permanent disability	€144.000,—

§6

In case of impediment to do his duty due to sickness Mr. Hernandez Morales will be paid his full emoluments for six weeks, then in and after the 7fh through the 78th week of sickness 90% of his net salary deducting the sickness benefits. If Mr. Hernandez Morales did not effect an insurance covering the payment of sickness benefits, the maximum rate for sickness benefits of the health insurance company Allgemeine Ortskrankenkasse will be taken into account.

In case of death of Mr. Hernandez Morales during this contract’s validity his widow will be paid the fixed monthly emoluments for the month of death and for four further months.

§7

Mr. Hernandez Morales annual leave of absence is 30 days.

Ludwigshafen am Rhein,

IMS HOLDINGS GMBH

Thomas Weber ppa. Joachim Wilms
/s/ José Antonio Hernandez Morales
José Antonio Hernandez Morales